EXHIBIT 10.57

November 16, 2021

Hai Tran
Hand Delivered

Dear Hai,

CSG Systems, Inc. ( “CSG”) is pleased to offer you employment for the position of Executive Vice President, Chief Financial Officer reporting to Brian Shepherd, President and Chief Executive Officer, with a start date of November 29, 2021.

Cash Compensation.

The base salary for the role is US$475,000 annually, less applicable withholding, paid bi-weekly. In addition to your base salary, during your employment, you are eligible to participate in CSG’s Short-Term Incentive Plan (“STIP”) for the 2021 and beyond STIP plan years.  The target bonus for your position is 75% of your base salary for the plan year.  Your 2021 STIP incentive opportunity will be prorated based on your time in role.  The STIP is subject to amendment or change at any time with or without notice.

Initial Equity Compensation.

In addition to your cash compensation, management will recommend to the Board of Directors of CSG Systems International, Inc. or their designee that you be granted US$1,900,000 (total value) of restricted CSG Systems International, Inc. common stock under the grant agreements approved for such awards (the “Equity Award”) with such grants to be made on or before March 10, 2022.

•	40% of the Equity Award value will be issued in the form of a time-based Restricted Stock Award (“RSA”).
•	The remaining 60% of the Equity Award value will be issued in the form of a performance- based RSA (the “PRSA”).
•	The specific terms and conditions of the RSA and PRSA will be as approved by the Compensation Committee.
•	Both the RSA and PRSA vesting conditions are contingent upon you remaining in the Company’s continuous service on the applicable vesting date.
•	The average of CSG’s Common Stock closing share price on the NASDAQ Stock Market for the twenty consecutive trading days prior to the Grant Date will be used to determine the number of shares granted.

Annual Equity Compensation.

Contingent upon continued good performance, effective March 2023, the recommendation to the Board of Directors for your annual equity grant shall be generally consistent in value with your initial Equity Award. The design of the RSA and PRSA may be changed from time to time in the sole discretion of the Compensation Committee of the Board of Directors.

Severance For Involuntary Termination.

In connection with your employment, the Company will enter into an agreement with you providing for separation pay and other benefits in the event of a termination of your employment other than for cause or in the event of a change in control of the Company.

Time Off; Benefits.

You are eligible for CSG Flexible Vacation Plan which is part of the Company Time Away From Work Policy. The Flexible Vacation Plan does not provide for a specific number of hours to be taken in a given year and allows employees the flexibility to take time away from the office subject to business needs and manager approval. You will be eligible for employee benefits including health insurance, life insurance, and 401(k) retirement plan consistent with the benefits offered to other U.S.-based employees.

Non-Compete

In order to protect CSG’s confidential information and trade secrets, which would cause irreparable harm to CSG if disclosed to a competitor, during your employment and for a period of 12 months following the termination of your employment (whether voluntary or involuntary) with CSG, you shall not, without the prior written consent of CSG, directly or indirectly, in any geographic location where CSG does business:

1.

engage in any employment, independent contracting, consulting engagement, business opportunity or individual activity with any other entity or business which then competes in a material way with a business activity then being actively engaged in by CSG;

2.	solicit any then-customer of CSG or its affiliated companies for the purpose of obtaining the business of such customer in competition with CSG; or
3.	induce or attempt to induce any then-customer or prospective customer of CSG to terminate or not commence a business relationship with CSG.

Nothing in this section shall be construed to preclude your investment of any of your assets in any publicly-owned entity so long as you have no direct or indirect involvement in the business of such entity and you own less than 2% of the voting securities of such entity.

You acknowledge that the restrictions contained in this Non-Compete section are reasonable and necessary in view of your position with CSG and that your compensation and benefits under this agreement are sufficient consideration for your acceptance of these restrictions.  If any of the restrictions contained in this section are found by a court to be unreasonable or excessively broad as to area or time, or otherwise unenforceable, then the parties intend that the restrictions contained in this section be modified by the court so as to be reasonable and enforceable as so modified.

Non-Solicitation of Employees

For 12 months following the termination of your employment (whether voluntary or involuntary) with CSG, you shall not, without the prior written consent of CSG, directly or indirectly, solicit, induce, hire, or aid or assist any other person or entity in soliciting for employment, offering employment to,

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or hiring any employee of CSG who was an employee of CSG at any time during the 12 months prior to your last day of employment. The restrictions set forth in this Non-Solicitation of Employees section shall not prohibit any form of general advertising or solicitation that is not directed to a specific person or entity.

Miscellaneous.

This is an offer of employment and is not to be construed as a guaranteed contract of employment for a definite period.  Upon the acceptance of this offer, this letter shall terminate, supersede and replace all prior understandings and agreements, whether oral or written, related to the terms and conditions of your employment with CSG.

During your employment with CSG, you agree to devote your full working time to the interest of the CSG and not be engaged in any other commercial pursuits that are competitive with CSG's business or materially distract from the full-time performance of your duties to CSG. Additionally, you will abide by CSG’s personnel policies and procedures and CSG’s Code of Business Conduct and Ethics, as amended from time to time.

Your employment with CSG will be "at-will." This means that either you or CSG may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason. The "at will" term of your employment with CSG can only be changed in writing signed by you and the President or CEO of CSG or the duly designated representative.

The validity, enforceability, construction and interpretation of this letter are governed by the laws of the State of Colorado.  The parties agree that in the event a dispute arises regarding this letter, the parties will submit to the jurisdiction of the federal and state courts of the State of Colorado.

For purposes of the Non-Compete and Non-Solicitation of Employees sections of this letter, “CSG” means CSG Systems International, Inc. (“CSGI”), CSG, and each of CSGI and CSG’s subsidiary or affiliated companies.

All offers of employment with CSG are contingent on the following:  (a) a successful background check; verification of social security number and your ability to commence work and perform the duties of your job on the start date; (b) your execution of CSG’s Confidentiality Agreement, which will be provided for your review and available to you within the onboarding website; and (c) your representation that you are not a party to or bound by a non-complete, non-solicitation or any other agreement with current or former employer restricting you from accepting and performing the functions of this offer of employment.   Pursuant to the Immigration and Nationality Act, CSG is required to verify the identity and employment authorization of all employees. CSG meets this requirement through secure services provided by a contracted third-party. You will receive details on this verification as well as new hire orientation, IT equipment, and the like well in advance of your start date.

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If you have any questions, please feel free to reach out to me directly.   On behalf of the entire executive leadership team, welcome to CSG!

Sincerely,

CSG Systems Inc.

By: /s/ Patricia Elias
Name: Patricia Elias
Title: Chief People & Places Officer

Hai Tran

/s/ Hai Tran	11/18/21
Signature:	Date:

You agree by entering your electronic signature that you understand and accept all the provisions and you agree to abide by the terms and conditions of employment set forth in this letter.

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